Exhibit 10.7
UL STANDARDS ACCESS AND LICENSE AGREEMENT
THIS UL STANDARDS ACCESS AND LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of December 1, 2021 (the “Effective Date”), by and between ULSE Inc., a Delaware nonprofit nonstock corporation (“Licensor”) and UL LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Licensor owns, promulgates and publishes standards relating to health, safety, and/or environmental sustainability (each, a “UL Standard”) which in furtherance of both Licensor’s and Licensee’s public safety mission, are distributed to the general public and to Third Parties directly or through access to the UL Standards Library;
WHEREAS, the UL Standards Library includes ORDs owned and provided by ULC to be included by Licensor as part of the UL Standards Library;
WHEREAS, Licensee is in the business of testing and certifying products, processes and systems to safety, performance and sustainability standards including to those standards owned by Licensor;
WHEREAS, Licensee desires to obtain a license from Licensor to use, publish, distribute and create derivative works of the UL Standards Library in connection with testing and certifying products, processes and systems for its customers;
WHEREAS, Licensor is willing to provide Licensee such a license, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
1.    DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Definitions. Capitalized terms appearing in this Agreement shall have the meaning described below.
“Affiliate” means mean any entity that is directly or indirectly Controlled by, in Control of or under common Control with another entity, provided that with respect to Licensee, an Affiliate means (a) any Subsidiary of Licensee, (b) any Person under common Control with Licensee (but excluding Licensor), and (c) all Subsidiaries of such Person referred to in clause (b); but excluding all Persons directly or indirectly Controlling Licensee. A Person shall cease to be an Affiliate of Licensee if the foregoing conditions no longer apply.
“Agreement” has the meaning set forth in the first paragraph.
“Authorized Customer” means (a) a Certification Customer and (b) any other Third Party that has an active agreement with Licensee or any of its Affiliates for Licensed Services.

“Business Day” means any day other than Saturday, Sunday, or any other day upon which commercial banks in Illinois are authorized to close, or are in fact closed, for business.
“Certification Customer” means a customer (a) for which Licensee and/or its Affiliates provides testing and certification of products, systems or processes of the customer to determine compliance with the Licensed Standards, Certification Requirement Decisions, ORDs or Outlines of Investigation, (b) who has agreed to be bound by, and is in compliance in all material respects with, the terms of the SCCL Limited License Agreement, and (c) who is party to an active agreement for certification with Licensee or any of its Affiliates, as applicable.
“Certification Customer Access Fee” has the meaning set forth in Section 4.1(a).
“Certification Requirement Decision” means a document that complements or clarifies one or more requirements in a UL Standard for Certification Customers.
“Confidential Information” has the meaning set forth in Section 8.1.
“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and “Controlled” and “Controlling” shall have corollary meanings.
“Disclosing Party” has the meaning set forth in Section 8.1(a).
“Dispute” has the meaning set forth in Section 9.1.
“Effective Date” has the meaning set forth in the first paragraph.
“Fees” has the meaning set forth in Section 4.2(c).
“Initial Term” has the meaning set forth in Section 7.1.
“Legal Request” has the meaning set forth in Section 8.3.
“Licensed Services” means any and all services offered by Licensee and/or its Affiliates, but excluding those services the main purpose of which is to monetize a UL Standard.
“Licensed Standard” means a UL Standard that is made available by Licensor to the public for purchase, which as of the Effective Date is published on the UL Standards Sale Site, currently accessible at https://www.shopulstandards.com/Catalog.aspx.
“Licensee” has the meaning set forth in the first paragraph and includes its permitted successors and permitted assigns.
“Licensee Fee” has the meaning set forth in Section 4.2(a).
“Licensee Materials” has the meaning set forth in Section 2.1(a).
“Licensee Outline” has the meaning set forth in Section 2.3(a).

“Licensor” has the meaning set forth in the first paragraph and includes its permitted successors and permitted assigns.
“Losses” means claims, demands, judgments, awards, settlements, fines, penalties, liens, liabilities, losses, costs, damages and expenses, including costs of investigation, reasonable attorneys’ fees, disbursements and court costs.
“ORD” means other recognized documents (as further described in the Standards Counsel of Canada’s ‘Program Overview – Guidelines for the Development and Maintenance of Other Recognized Documents (ORD)’ available at https://www.scc.ca/en/system/files/publications/ASB_POV_ORD-Development_v2_2021-07-10.pdf) owned by ULC.
“Outline of Investigation” means a document that contains requirements that are used to certify a product, process or system when a published consensus standard is not available.
“Parties” has the meaning set forth in the first paragraph.
“Party” has the meaning set forth in the first paragraph.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, partnership or other entity.
“Reasonable Efforts” means with respect to a given goal, the efforts, consistent with, inter alia, the greater of: (a) the practice that those in that Party’s industry, who are desirous of achieving the goal, would pursue to achieve the goal; or (b) what a reasonable Person in the position of the Party pursuing that goal, would pursue to achieve it.
“Receiving Party” has the meaning set forth in Section 8.1.
“Renewal Term” has the meaning set forth in Section 7.1.
“SCCL Limited License Agreement” means the Limited License Agreement for the Standards Certification Customer Library, as modified from time to time, and currently accessible at https://www.ulstandards.com/unsecured/terms.aspx.
“Subsidiary” means, with respect to a Person, a Person that is directly or indirectly Controlled by such Person.
“Term” has the meaning set forth in Section 7.1.
“Third Party” means a Person that does not Control, is not Controlled by, or is not under common Control with a Party.
“UL Certification Marks” means certification marks adopted by Licensee for use by Certification Customers to indicate to the public that their relevant products, processes or systems have been tested and meet the relevant requirements.
“UL Standard” has the meaning set forth in the Recitals.

“UL Standards Library” means the UL Standards, Outlines of Investigation, Certification Requirement Decisions and ORDs that are made available by Licensor to the public for purchase, which as of the Effective Date are published on the UL Standards Sale Site, currently accessible at https://www.shopulstandards.com/Catalog.aspx.
“ULC” mean Underwriters Laboratories of Canada Inc., and includes its successors and assigns.
“Unresolved Dispute” has the meaning set forth in Section 9.2(d).
1.2    Rules of Construction. All references in this Agreement to Sections shall be deemed to be references to Sections to this Agreement unless the context otherwise requires. Words in the singular include the plural, and words in the plural include the singular. Any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive and shall have the meaning represented by the term “and/or.” The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
2.    LICENSE
2.1    Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates a limited, royalty-bearing, worldwide, non-sublicensable, non-exclusive license (and with respect to ORDs, sublicense of rights from ULC) to:
(a)    use the UL Standards Library in connection with providing Licensed Services to Authorized Customers, for the avoidance of doubt including the right to copy, publish and display the Licensed Standards in relevant part in test reports, test records, presentations, trainings and other materials created in connection with providing the Licensed Services to Authorized Customers (“Licensee Materials”);
(b)    copy, publish and display the Licensed Standards in connection with judicial process, regulatory and other government requests including the prosecution of applications for the registration of UL Certification Marks, as well as the maintenance and enforcement of the UL Certification Marks; and
(c)    with the prior written consent of Licensor on a case-by-case basis (such consent not to be unreasonably withheld) in accordance with the Parties’ respective processes relating to Outlines of Investigations and Certification Requirement Decisions, to create Outlines of Investigation and Certification Requirement Decisions for use with Certification Customers, which in each case include or are otherwise based on content from Licensed Standards and/or ORDs.
All rights not granted herein are reserved by Licensor. Licensee shall, and shall cause its Affiliates to, use Reasonable Efforts to protect the confidentiality of, and intellectual property in, the Licensed Standards to the extent they are provided in whole or in part to any Third Party. Licensee agrees to be responsible for its Affiliates’ compliance with the terms of this Agreement. The UL Standards Library shall be provided to Licensee and its Affiliates for their internal use in a technical format to be agreed by the Parties.
2.2    Provision of Access to UL Standards Library. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates the right to provide their Certification Customers with access to the UL Standards Library, provided that in each case such access is limited to those Certification Customers (i) which have agreed to be bound by and are in compliance in all material respects with the terms of the SCCL Limited License Agreement, and (ii) which are party to an active agreement for certification with Licensee or any of its Affiliates, as applicable. All rights not granted herein are reserved by Licensor.
2.3    Outlines of Investigation and Certification Requirement Decisions.
(a)    Subject to the remainder of this Section 2.3(a), as between the Parties, Licensee shall own all rights, title and interest in and to the Outlines of Investigation and Certification Requirement Decisions developed by Licensee and its Affiliates (each, respectively a “Licensee Outline” and “CRD”) and Licensee Materials and all copyrights and other intellectual property rights therein; provided, however, that: (i) Licensor shall retain ownership of any of its underlying content (including copyrights and other intellectual property rights therein) from the UL Standards Library that is incorporated into any of the Licensee Outlines, CRDs and/or Licensee Materials; (ii) ULC shall retain ownership of any of its underlying content (including copyrights and other intellectual property rights therein) from the UL Standards Library that is incorporated into the Licensee Outlines, CRDs and/or Licensee Materials; and (iii) ownership of all rights, title and interest (including all copyrights and other intellectual property rights therein) in and to all Licensee Outlines and CRDs accepted by Licensor for development as a UL Standard or revision thereto in accordance with Licensor’s accredited standards development process under Section 2.3(b) shall be addressed in accordance with Licensor’s established process regarding ownership of UL Standards proposals (including documentation transferring ownership to Licensor), as may be amended from time to time in Licensor’s sole discretion. For the avoidance of doubt, any Outlines of Investigation and CRDs that become owned by Licensor shall no longer be Licensee Outlines and CRDs (as applicable) upon such change in ownership and shall be licensed to Licensee as Licensed Standards hereunder.
(b)    Following finalization of a Licensee Outline or CRD, Licensee shall provide Licensor with a copy thereof for inclusion in the UL Standards Library in accordance with the Parties’ respective processes relating to Outlines of Investigation or CRDs, as applicable. Licensor agrees to upload the Licensee Outline or CRD to the UL Standards Library in the ordinary course, promptly following receipt thereof from Licensee, subject to Licensor’s standard acceptance process as may be amended from time to time in Licensor’s sole discretion. Each submission by Licensee of a proposal to develop a Licensee Outline or CRD into a UL Standard or revision thereto shall be made and considered in accordance with Licensor’s accredited standards development process as may be amended from time to time in Licensor’s sole discretion. Licensee hereby grants Licensor a royalty-free, non-exclusive worldwide license to copy, publish, and display the Licensee Outlines and CRDs as part of the UL Standards Library, and to sublicense and distribute such Licensee Outlines and CRDs in furtherance of Licensor’s and Licensee’s public safety mission to the general public and to Third Parties directly or through access to the UL Standards Library, provided that Licensor does so in a manner consistent with how it sublicenses and distributes the other standards and outlines included in the UL Standards Library. Licensor may charge the general public and Third Parties fees for access to the Licensee

Outlines and CRDs. Licensor shall have no obligation to account or remit any such amounts to Licensee.
2.4    Copyright Notices. Licensee shall reproduce, and shall cause its Affiliates to reproduce, any notices of copyright included in the Licensed Standards on any publication by Licensee or its Affiliates of the Licensed Standards. Licensee shall acknowledge and credit, and shall cause its Affiliates to acknowledge and credit, Licensor in all reproductions, copies, publications, and other disseminations and distributions of the Licensed Standards (other than the ORDs) and shall credit ULC in all reproductions, copies, publications, and other disseminations and distributions of the Licensed Standards, in any other form, manner and means reasonably requested by Licensor in writing.
2.5    Licensee Responsible. Licensee shall cause its Affiliates to comply with, and Licensee shall be responsible for its Affiliates’ compliance with, the terms and conditions of this Agreement. Any breach or violation of such terms or conditions by any Affiliate of Licensee shall be deemed to be a breach of this Agreement by Licensee, and Licensee shall be fully liable for any such breach in accordance with the terms hereof.
3.    OWNERSHIP AND PROTECTION
3.1    Ownership.  Except as expressly stated in this Agreement, no rights, ownership interest or licenses, express or implied, are granted to Licensee or its Affiliates, either directly or by implication, estoppel or otherwise. Neither Licensee nor any of its Affiliates shall have any right, title or interest in or to the Licensed Standards or any other content in the UL Standards Library other than Licensee Outlines, CRDs or Licensee Materials therein and other than the right to access and use the Licensed Standards and ORDs in accordance with the access rights and licenses granted in Section 2.1. Licensor retains all rights in and to the UL Standards Library not granted to Licensee or its Affiliates, including ownership of all copyrights and other intellectual property rights therein except with respect to all such rights in the ORD owned by ULC. Licensee shall not, and shall cause its Affiliates to not, apply to register or maintain any application or registration of any intellectual property right in the Licensed Standards or ORDs.
3.2    Protection. Upon request by Licensor, Licensee shall cooperate, and shall cause its Affiliates to cooperate, with any registration or other efforts of Licensor to protect Licensor’s rights, title and interest in the materials contained in UL Standards Library including by executing confirmatory assignments (including work-for-hire provisions as applicable) for the rights in the Licensee Outlines and CRDs that are assigned to Licensor in accordance with Licensor’s established process regarding ownership of UL Standards proposals. Licensee shall notify Licensor of any unauthorized use of any of the Licensed Standards by others promptly as it comes to Licensee’s or any of its Affiliates’ attention. As between Licensor on the one hand, and Licensee and its Affiliates on the other, Licensor shall have the sole right and discretion to bring infringement or other actions to enforce its rights in the Licensed Standards, and Licensor shall be solely entitled to retain all monetary recovery from such proceedings by way of judgment, settlement or otherwise.
4.    LICENSE FEES
4.1    Certification Customer Access Fee.
(a)    Fee. In consideration of Licensor granting Licensee and its Affiliates the right to provide access to their Certification Customers through the means authorized by Licensor and Licensee in accordance with Section 2.2, Licensee (on behalf of itself and its Affiliates) shall pay Licensor an annual fee (the “Certification Customer Access Fee”). For each year of the Initial Term, the Certification Customer Access Fee shall be $20,000,000 per year.
(b)    Fee Adjustment. Notwithstanding anything to the contrary in Section 4.1(a), upon notice from either Party no more than once a year, they shall meet to discuss a good faith adjustment to the Certification Customer Access Fee to reflect material changes in any of the following metrics over the previous year: (i) material increase or decrease of Certification Customers/manufacturing sites; or (ii) material increase or decrease in the number of UL Standards. If the Parties cannot, despite good faith efforts, agree on an appropriate adjustment, either Party may seek to resolve the Dispute pursuant to Section 9. Unless otherwise agreed by the Parties, the fee adjustment shall be effective as of the next anniversary of the Effective Date.
4.2    Licensee Fee.
(a)    Fee. In consideration of Licensor granting Licensee and its Affiliates the license set forth in Section 2.1, Licensee (on behalf of itself and its Affiliates) shall pay Licensor an annual fee (the “Licensee Fee”). For each year of the Initial Term, the Licensee Fee shall be $340,000 per year.
(b)    Fee Adjustment. Notwithstanding anything to the contrary in Section 4.2(a), upon notice from either Party no more than once a year, they shall meet to discuss a good faith adjustment to the Licensee Fee to reflect material changes in any of the following metrics over the previous year: (i) material increase or decrease in external pricing benchmarks; or (ii) material increase or decrease in the number of UL Standards. If the Parties cannot, despite good faith efforts, agree on an appropriate adjustment, either Party may seek to resolve the Dispute pursuant to Section 9. Unless otherwise agreed by the Parties, the fee adjustment shall be effective as of the next anniversary of the Effective Date.
(c)    Payment Terms. The Certification Customer Access Fee and the Licensee Fee (together, the “Fees”) shall be payable on an annual basis. The first payment shall be due and payable on the Effective Date. Each subsequent annual payment shall be due and payable on the anniversary of the Effective Date. All payments under this Agreement shall be made by electronic funds transfer of immediately available funds to the bank account specified by Licensor.
4.3    Taxes. All Fees payable under this Agreement are exclusive of value added taxes, sales taxes, service taxes or other similar taxes (excluding, for the avoidance of doubt, taxes imposed on or measured by net income or net worth) that may be levied in any jurisdiction, which shall (if and to the extent applicable) be payable by Licensee. If Licensor is required by applicable law to collect or pay any such taxes, Licensor shall collect such taxes from Licensee. Unless required by applicable law, Licensor shall not collect any tax for which Licensee furnishes a valid and properly completed exemption certificate or other proof of lawful exemption. Licensee shall be responsible for any taxes, including any interest and penalties thereof, if such exemption certificate or other form of proof of exemption is disallowed by the applicable governmental authority.
4.4    Transfer Pricing Adjustments. Notwithstanding anything to the contrary in this Agreement, the Certification Customer Access Fee and Licensee Fee shall be reviewed periodically by the Parties (and no less frequently than once every three years) and may be adjusted retrospectively or prospectively by mutual agreement of the Parties to the extent the Parties determine that an adjustment is necessary to comply with the arm’s length standard under Section 482 of the Code, and the regulations promulgated thereunder, or any other applicable laws or regulations. Additionally, no later than six (6) months prior to the end of the Initial Term or any Renewal Term, the Parties shall engage in a transfer pricing study under Section 482 of the Code to determine the adjustment, if any, to the Fees for the subsequent Renewal Term.
4.5    Canada Standards Agreement. Notwithstanding anything to the contrary in this Agreement, (a) this Agreement does not amend, modify, replace or supersede the Standards Distribution Agreement, dated April 1, 2010, between Underwriters Laboratories of Canada, Inc. (“ULC Inc.”) and ULC Standards (as the same may be amended from time to time, the “Canada Standards Agreement”) and (b) the Parties acknowledge that the ULCS Standards Access Fee (as defined in the Canada Standards Agreement) will continue to be payable by ULC Inc. to ULC Standards pursuant to the terms of the Canada Standards Agreement.
5.    REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY
5.1    Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party that:
(a)    such Party has the full legal right, title, interest, power and authority to enter into this Agreement and to perform its legal obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(b)    this Agreement has been duly executed and delivered on behalf of the Party, and constitutes a legal, valid, binding obligation, enforceable against the Party in accordance with its terms;
(c)    to the best of such Party’s knowledge and belief, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations; and
(d)    the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not conflict with, or constitute a default under, any contractual obligation of such Party.
5.2    No Implied Warranties: EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, AND WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.
5.3    Indemnification.
(a)    By Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, and each of its and their members, officers, directors, employees and agents from and against any Losses to the extent arising out of or result from: (i) any breach of this Agreement by

Licensor; or (ii) any Third Party claim that of the Licensed Standards infringes, misappropriates or violates the intellectual property rights of any Third Party.
(b)    By Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates, and each of its and their members, trustees, officers, directors, employees and agents from and against any Losses to the extent arising out of or result from: (i) any breach of this Agreement by Licensee; or (ii) any Third Party claim that any of the Licensee Outlines, CRDs or Licensee Materials infringe, misappropriate or violate the intellectual property rights of any Third Party, except to the extent caused by content from the Licensed Standards incorporated into the Licensee Outlines, CRDs or Licensee Materials.
(c)    Defense. The indemnitee, promptly upon knowledge of any claim, shall notify the indemnitor in writing of any claim to which any indemnity hereunder applies, giving reasonable details of such claim. Notwithstanding the foregoing, the indemnitee’s failure to so notify the indemnitor shall not preclude it from seeking indemnification hereunder except to the extent such failure materially prejudices the indemnitor’s ability to defend such claim as provided herein (in which event the indemnitee’s right to indemnity will be reduced equitably to reflect such material prejudice). The indemnitor may, at its option, and its cost, assume the defense of any claim or litigation to which this indemnity applies. The indemnitee shall cooperate in such defense in all reasonable respects at the sole cost and expense of the indemnitor. Such action by the indemnitor shall not preclude the indemnitee from participating in the defense alongside the indemnitor on a monitoring, non-controlling basis at the indemnitee’s sole cost and expense. No settlement of a claim that involves a remedy other than the payment of money by the indemnitor shall be entered into by the indemnitor without the indemnitee’s prior consent, which consent may be withheld in the indemnitee’s sole discretion. If the indemnifying party does not assume the defense of a claim subject to defense as provided in this Section 5.3(c), the indemnitor may participate in such defense, at its expense, on a monitoring, non-controlling basis, and the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the indemnitor’s expense; provided, however that the indemnitee shall not compromise or settle a claim for which it would seek indemnification without the indemnitor’s prior written consent.
5.4    Limitation of Liability.
(a)    TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT AS SET FORTH IN SECTION 5.4(c), NO PARTY TO THIS AGREEMENT WILL BE LIABLE FOR ANY LOST OR ANTICIPATED REVENUE, INCOME, PROFITS OR SAVINGS, OR INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY OTHER PARTY ARISING OUT OF OR RELATED TO ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER A CLAIM FOR SUCH DAMAGES IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), EVEN IF A PARTY IS ADVISED OF THE POSSIBILITY OF OR COULD FORESEE SUCH DAMAGES.
(b)    EXCEPT AS SET FORTH IN SECTION 5.4(c), THE CUMULATIVE AGGREGATE LIABILITY OF LICENSOR AND ULC ON THE ONE HAND AND LICENSEE AND ITS AFFILIATES ON THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT INCLUDING SUBLICENSES GRANTED BY LICENSEE HEREUNDER WILL NOT EXCEED THE FEES PAID OR PAYABLE UNDER THIS AGREEMENT IN THE MOST RECENT YEAR OF THE TERM PRIOR TO THE EVENT GIVING RISE TO ANY SUCH LIABILITY.

(c)    THE DISCLAIMER OF DAMAGES AND LIMITATIONS ON LIABILITY CONTAINED IN SECTIONS 5.4(a) AND 5.4(b) SHALL NOT APPLY TO: (i) A PARTY’S INDEMNIFICATION, DEFENSE AND HOLD HARMLESS OBLIGATIONS UNDER SECTIONS 5.3(a)(ii) AND 5.3(b)(ii);(ii); AND/OR (iii) LOSSES INCURRED DUE TO A PARTY’S OR ITS AFFILIATES’ FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
6.    RELATIONSHIP OF PARTIES. It is the express intention of the Parties that for the purposes of this Agreement, Licensee is and shall be an independent contractor and no partnership shall exist between Licensee and Licensor. This Agreement shall not be construed to make Licensee the agent or legal representative of Licensor, and Licensee is not granted any right or authority to assume or create any obligations for, on behalf of, or in the name of Licensor. Without the prior authorization of Licensor, Licensee shall not incur or contract any debt or obligation on behalf of Licensor, or commit any act, make any representation, or advertise in any manner that may adversely affect any right of Licensor (including Licensor’s ownership of the UL Standards Library and the materials therein) or be detrimental to Licensor’s good name and reputation.
7.    TERM AND TERMINATION
7.1    Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”) unless terminated by mutual agreement or in accordance with Section 7.2 or Section 7.3 and shall automatically renew for successive periods of three (3) years (each a “Renewal Term” and together with the Initial Term, the “Term”) unless notice is given by either Party at least one (1) year in advance of the end of the then-current Term of its intention not to renew.
7.2    Termination by Licensor.  Licensor may terminate this Agreement and the rights and licenses hereunder on notice to Licensee for the following reasons:
(a)    Licensee’s material breach of its covenants, representations, warranties or obligations hereunder, provided that (i) the notice of breach shall set forth in reasonable detail a description of the asserted breach and proposed actions to be taken, if any, in order to remedy the breach, and (ii) Licensee shall have thirty (30) days following Licensee’s receipt of such notice to cure such breach to Licensor’s reasonable satisfaction;
(b)    Licensor ceases to Control Licensee;
(c)    All or substantially all of Licensee’s assets to which this Agreement relates are sold, assigned, transferred or conveyed to a Third Party;
(d)    The law changes in a manner that causes Licensor to have reasonable concern that the terms of this Agreement could reasonably be expected to have a material negative impact on Licensor’s tax-exempt status, such reasonable concern to be evidenced by a written opinion of counsel, or makes the terms of this Agreement not in compliance with applicable law or regulations.
7.3    Termination by Licensee. Licensee may terminate this Agreement and the rights and licenses hereunder on notice to Licensor if Licensor sells, assigns, transfers, or conveys this Agreement or the UL Standards Library in whole or in part (by operation of law or otherwise) to a Third Party that is a competitor of Licensee. Licensee must deliver any such notice to Licensor within ninety (90) days following any such sale, assignment, transfer or convenance or the termination right afforded by this Section 7.3 shall lapse and not apply.
7.4    Effect of Termination or Expiration.  Except as otherwise expressly provided in this Agreement, upon termination or expiration of this Agreement for any reason, all of Licensee’s and its Affiliates rights and licenses hereunder shall forthwith revert to Licensor. Notwithstanding the foregoing, if either Party elects not to renew this Agreement in accordance with Section 7.1, Licensee may continue to provide access to the UL Standards Library pursuant to the terms and conditions of this Agreement including the payment of Fees under Section 4 to existing Certification Customers as required under its existing agreements as of the date of expiration (which it may not renew), it being understood that Licensee shall not be permitted to provide, or agree to provide, access to the UL Standards Library under this Agreement for or in connection with any new Licensed Services to such Certification Customers. The following provisions shall survive termination or expiration of this Agreement for any reason: Sections 1, 2.3, 2.5, 3, 5, 7.4, 8, 9, 10, and 12. The remaining provisions shall survive to the extent applicable to Licensee providing Licensed Services following termination in accordance with this Section 7.4.
8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION
8.1    Confidential Information. For purposes of this Agreement, “Confidential Information” means (a) all non-public information and material of or held by a Party (the “Disclosing Party”) that the other Party (the “Receiving Party”) obtains knowledge of or access to in connection with this Agreement; (b) all non-public business and financial information of the Disclosing Party, including pricing, business plans, forecasts, revenues, expenses, earnings projections and sales data exchanged in furtherance of this Agreement; and (c) the terms and conditions of this Agreement; provided, however, Confidential Information does not include information that: (i) is now or hereafter becomes generally known or available through no act or failure to act on the part of the Receiving Party, its Affiliates or contractors; (ii) is independently developed by the Receiving Party without reference or access to the Confidential Information of the Disclosing Party and is so documented; or (iii) is obtained by the Receiving Party without restrictions on use or disclosure from a Third Party who did not receive it, directly or indirectly, from the Disclosing Party.
8.2    Non-Disclosure of Confidential Information. The Receiving Party shall use the same degree of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own, but in no event with less than a reasonable degree of care, and shall not, without the prior written consent of the Disclosing Party, disclose any Confidential Information of the Disclosing Party to any Third Party except as required by applicable laws, by the rules of any national stock exchange with respect to a Receiving Party’s publicly-traded securities, or as otherwise required in order to exercise its rights or perform its obligations under this Agreement. A Receiving Party may also disclose Confidential Information of the Disclosing Party to accountants, attorneys, insurers, banks, financing sources, lenders and other Third Party advisors under a contractual, legal or enforceable ethical obligation of confidentiality solely to the extent necessary in connection with the provision of services to the Receiving Party, and to potential investors provided any such information is marked as strictly confidential and is required to be maintained in confidence. Upon the termination or expiration of this Agreement, each Party shall return to the other Party or destroy all of such other Party’s Confidential Information. Notwithstanding the foregoing, a Receiving Party may retain copies of the Disclosing Party’s Confidential Information to the extent such copies (a) are electronically stored pursuant to the Receiving Party’s ordinary course back-up procedures (including those regarding electronic communications), or (b) may otherwise be required by applicable laws or regulations or by rules of any national stock exchange with respect to a Receiving Party’s publicly-traded securities, so long as in the case of (a) and (b) such Confidential Information is kept confidential as required under this Agreement and is used for no other purpose. Each Party shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and each Party shall be responsible for the actions and inactions of each Person to whom it discloses Confidential Information of the other Party.
8.3    Legal Request. If a Receiving Party receives a request, or is required, to disclose any Disclosing Party’s Confidential Information under a subpoena, court order, statute, law, rule, regulation or inquiry issued by a court of competent jurisdiction or by a judicial or administrative agency, legislative body or committee, or self-regulatory organization (each a “Legal Request”), the Receiving Party shall, to the extent not precluded by applicable law, promptly notify the Disclosing Party in writing of such demand for disclosure so that the Disclosing Party may seek to avoid or minimize the Legal Request or obtain an appropriate protective order or other relief, or in the discretion of the Disclosing Party, waive compliance with the provisions of this Agreement. If so requested, Receiving Party shall reasonably cooperate in the defense against any Legal Request. If the Disclosing Party is unable to obtain or does not seek a protective order and the Receiving Party is legally required to disclose such Confidential Information, the Receiving Party will disclose only that portion of the requested Confidential Information that it is required to disclose.
9.    DISPUTE RESOLUTION
9.1    Dispute Resolution. It is the intention of the Parties to use their respective and collective Reasonable Efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute, controversy or claim arising under, out of or relating to this Agreement that may arise from time to time (each, a “Dispute”). Any Dispute shall be resolved in accordance with this Section 9; provided, however, that if a Party is seeking provisional injunctive relief from irreparable harm, a Party may elect to take the provisional injunctive relief portion of such Dispute to a court of competent jurisdiction pursuant to Section 10.2.
9.2    Dispute Process. Subject to Section 9.1 and Section 10, the Parties will attempt to resolve any Dispute by way of the following process:
(a)    A Party shall provide notice to the other Party of such Dispute.
(b)    The Parties shall meet to discuss the basis for such Dispute and shall use their Reasonable Efforts to negotiate in good faith to reach a reasonable resolution to such Dispute.
(c)    If the Parties fail to resolve such Dispute within thirty (30) days after notice of such Dispute, the matter in dispute shall be brought to the attention of senior management of each Party. The senior management of each Party shall meet to negotiate a good faith resolution to such Dispute within thirty (30) days after their receipt of notice that the Parties have failed to resolve such Dispute. If the senior management of the Parties are unable to resolve such Dispute within such additional thirty (30) day period, then the Chief Executive Officer of Licensee and the Senior Executive Officer chosen by the Board of Directors of Licensor shall meet to negotiate a good faith resolution to such Dispute within thirty (30) days after their receipt of notice that the senior management of the Parties has failed to resolve such Dispute.
(d)    If the negotiations as outlined in the preceding subsections have failed to resolve such Dispute (at such time, any such Dispute shall be an “Unresolved Dispute”), either Party may pursue arbitration to resolve such Unresolved Dispute pursuant to Section 10.1.

(e)    If either Party does not act in accordance with this Section 9, then the other Party may pursue arbitration pursuant to Section 10.1.
10.    ARBITRATION AND INJUNCTIVE RELIEF
10.1    Arbitration. The Parties shall resolve any Unresolved Disputes through confidential arbitration. The arbitrator’s decision may include any and all remedies available at law or in equity (including permanent injunctive relief), will be binding and judgment on the arbitration award (if any) may be entered by a court of competent jurisdiction. Arbitration will be the final remedy for any dispute between the Parties arising out of this Agreement, subject to Section 10.2 below. Each Party will bear its own costs and expenses in connection with the arbitration.
10.2    Provisional Injunctive Relief. Notwithstanding anything to the contrary contained in this Agreement, either Party may request a court of competent jurisdiction to grant provisional injunctive relief (a) for the purpose of maintaining the status quo regarding an Unresolved Dispute, (b) to prevent the use of the UL Standards Library by Licensee in violation of the rights licensed hereunder, and (c) in matters involving the disclosure of that Party’s Confidential Information. The Parties acknowledge and agree that (i) any delays in seeking provisional injunctive relief, as a result of following the procedures of Section 9 or otherwise seeking in good faith to amicably resolve any Disputes, shall not be a basis for denial of such relief, and (ii) nothing in this Section 10. shall in any way limit Licensor’s rights under Section 7.2 to terminate this Agreement for the reasons set forth therein.
11.    Assignment. Without the prior written consent of Licensor in its sole discretion, Licensee shall not (a) sell, assign, transfer, convey, sublicense or encumber this Agreement or any right or interest herein or hereunder or (b) suffer or permit any such sale, assignment, transfer, conveyance, sublicense or encumbrance to occur by operation of law. Any sale, assignment, transfer, conveyance, sublicense or encumbrance or attempted sale, assignment, transfer, conveyance, sublicense or encumbrance in contradiction with this Section 11 shall be void.
12.    MISCELLANEOUS
12.1    Successors. This Agreement shall bind and inure to the benefit of the successors, legal representatives, and assigns of each of the Parties.
12.2    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable, the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
12.3    Applicable Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Illinois, U.S.A. without reference to its choice of law principles.
12.4    Notices. Any and all notices or other communications to be given by one of the Parties to the other shall be in writing and deemed sufficiently given when forwarded by prepaid registered or certified first class air mail or by hand delivery or international courier service, or, for notices of a non-legal nature, e-mail, to the other Party and each case at the following address:
If to Licensee:
Chief Legal Officer
UL LLC
333 Pfingsten Road
Northbrook, Illinois 60062
Email:
legal.department@ul.com
If to Licensor:
Chief Legal Officer
ULSE Inc.
333 Pfingsten Road
Northbrook, Illinois 60062
Email:
ulse.legal.notices@ul.org
Such notices shall be deemed to have been received upon acknowledgement of receipt or, if earlier, five (5) Business Days after mailing by first class mail, the following Business Day if sent by email or by hand, and two (2) days after delivery to an international courier service.
12.5    English Language; Construction: The originals of this Agreement are being executed in the English language. In the event of any conflict or inconsistency between the English language version of this Agreement and other translated portion or version of this Agreement, the English language version shall prevail. All communications to be made or given pursuant to this Agreement shall be in the English language.
12.6    Captions. The captions contained in this Agreement are included for convenience only and shall not contradict or otherwise affect the interpretation of the Agreement.
12.7    Integration. This Agreement is intended as the complete, final and exclusive statement of the terms of the agreement between Licensor and Licensee with respect to the subject matter herein and supersedes all prior oral and written agreements, understandings, commitments and practices between Licensor and Licensee. No agreement of any kind relating to the subject matter covered by this Agreement shall be binding upon either Party unless set forth in a written document executed by the Parties after the Effective Date or the most recent renewal of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date and have caused this Agreement to be executed by their duly authorized officers.

ULSE INC.		UL LLC

By its Sole Member UL Solutions Inc.

By:	By: /s/ David G. Steel	By:	/s/ Ryan Robinson

Name: David G. Steel		Name: Ryan Robinson

Its: Executive Director		Its: Executive Vice President & Chief Financial Officer